EXHIBIT 99.1 GT Advanced Technologies Appoints David Keck as CEO; Current CEO Tom Gutierrez Retires MERRIMACK, N.H., August 10, 2015—GT Advanced Technologies Inc. (OTC:GTATQ), today announced that Tom Gutierrez is retiring from the company and has resigned as Chief Executive Officer and as a director. The Board of Directors has appointed David Keck, Executive Vice President and General Manager of the Polysilicon and Photovoltaic business, as the new Chief Executive Officer, effective immediately. Mr. Keck, who has been with the company since 2006, was previously Executive Vice President, Worldwide Sales and Services, based in Hong Kong (with responsibility for ASF sales until early 2014), and has nearly 20 years of experience in the design, operation, sales, marketing, and management of polysilicon facilities. Before joining GT Advanced Technologies, Mr. Keck operated his own consulting business relating to the silicon industry and served as Vice President of business development for Advanced Silicon Materials Incorporated (ASIMI), now known as REC. The Board of Directors has also appointed Mr. Keck, along with Hoil Kim, Vice President, Chief Administrative Officer and General Counsel and Raja Bal, Chief Financial Officer, to a newly established Office of the Chairman, which will oversee the company’s chapter 11 matters, reporting to the Restructuring Committee of the Board. Mr. Gutierrez will remain an employee of the company through the end of August to assist with an orderly transition. The company also announced that Jeffrey Ford, a member of senior management who has been responsible for Asia sales in various roles since 2006, will report to Mr. Keck and resume responsibility for the sales of ASF furnaces. Contact: Jeff Nestel-Patt GT Advanced Technologies 603-204-2883 jeff.nestelpatt@gtat.com